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                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Man Sang Holdings, Inc. dated June 29, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to an adoption of an accounting principle and the translation of Hong Kong dollar amounts into United States dollar amounts for the convenience of the readers in the United States of America), appearing in the Annual Report on Form 10-K of Man Sang Holdings, Inc. for the year ended March 31, 2004.


/s/Deloitte Touche Tohmatsu
Hong Kong

February 25, 2005